Exhibit 99.1

BRISTOW GROUP INC. COMMENCES VOLUNTARY CHAPTER 11 PROCEEDINGS TO

RESTRUCTURE AND STRENGTHEN BALANCE SHEET

Filings Include Certain U.S. Entities and Cayman Islands Subsidiaries;

All Other Non-U.S. Entities Excluded from Filings

Bristow Will Continue to Provide Safe, Reliable and Professional Services to Its Clients

Obtains $75 Million in New Financing from Senior Secured Noteholders Prior to Chapter 11 Filing;

Receives Commitment for Additional $75 Million in Debtor-in-Possession Financing

to Support Normal Course Operations

Enters into Restructuring Support Agreement with Senior Secured Noteholders

HOUSTON, TX – May 11, 2019 / PRNewswire — Bristow Group Inc. (NYSE: BRS) (“Bristow” or the “Company”) today announced that the Company has voluntarily filed for Chapter 11 protection in the U.S. Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court” or “the Court”). Bristow intends to use the proceedings to restructure and strengthen its balance sheet and achieve a more sustainable debt profile, while continuing to provide safe, reliable and professional industrial aviation services to its global clients well into the future.

All of Bristow’s businesses are operating in the ordinary course and are anticipated to continue to do so for the duration of the Chapter 11 process. The Chapter 11 filings pertain to certain of Bristow’s legal entities in the United States and two of its Cayman Islands subsidiaries.

Bristow’s other non-U.S. entities, including those holding Bristow’s non-U.S. air operating certificates (“AOCs”), are not included in the Chapter 11 filings.

L. Don Miller, President and Chief Executive Officer of Bristow Group Inc., said, “After working diligently with our advisors on a thorough review of strategic financial alternatives, the Board of Directors and management concluded that the best path forward for Bristow and its stakeholders is to seek Chapter 11 protection. This process will allow us to strengthen our balance sheet, achieve a lower and more sustainable debt level and emerge as a stronger company. We have the support of the overwhelming majority of our parent company senior secured noteholders, with whom we have entered into a Restructuring Support Agreement that will help to de-lever our balance sheet, and we are actively working with other important stakeholders as we enter this process.”

Mr. Miller continued, “Bristow remains steadfast in its commitment to safety and providing exceptional client service during the Chapter 11 process. For clients, it is business as usual at Bristow, and our talented team will stay focused on delivering safe, reliable and professional services around the globe throughout the process and beyond. We expect to execute a prompt and efficient reorganization, and to emerge from this restructuring process as a stronger company that is an even better business partner, employer and trusted service provider.

“We deeply appreciate the hard work of our dedicated employees and their commitment to each other, our valued clients and our passengers. We are also grateful for the many years of support by our suppliers and business partners, and we look forward to continuing to work with them as we move through this process and beyond.”

To ensure its ability to continue operating in the ordinary course of business, Bristow has filed customary motions with the Bankruptcy Court seeking a variety of “first-day” relief for the filing entities, including authority to pay employee wages and benefits, vendors and suppliers in the ordinary course for goods and services provided after the Petition Date.

In addition to executing the Restructuring Support Agreement (the “RSA”) with the Company, certain senior secured noteholders made a $75 million term loan to the Company prior to the Court filing, and provided a commitment for a further $75 million in debtor-in-possession (“DIP”) financing that would be available upon Court approval. The financing package provides Bristow with capital that enables the Company to fund its global operations and make continued investments in safety and reliability during the Chapter 11 reorganization proceedings.

The following eight entities are included in the filing: Bristow Group Inc., BHNA Holdings Inc., Bristow Alaska Inc., Bristow Helicopters Inc., Bristow U.S. Leasing LLC, Bristow U.S. LLC, BriLog Leasing Ltd. and Bristow Equipment Leasing Ltd.

Additional information regarding Bristow’s Chapter 11 filing will be available at http://www.bristowgroup.com/restructuring. Court filings and information about the claims process are available at https://cases.primeclerk.com/Bristow. Questions should be directed to the Company’s claims agent, Prime Clerk, by email to bristowinfo@primeclerk.com or by phone at +1 844-627-6967 (toll free) or +1 347-292-3534 (toll).

Baker Botts L.L.P. and Wachtell, Lipton, Rosen & Katz are serving as the Company’s legal counsel and Alvarez & Marsal is serving as the Company’s restructuring advisor. Houlihan Lokey is serving as financial advisor to the Company.

Davis Polk & Wardwell LLP is serving as legal counsel and PJT Partners is serving as financial advisor to the senior secured noteholders.

About Bristow Group Inc.

Bristow Group Inc. is the world’s leading industrial aviation service provider offering helicopter transportation, search and rescue (SAR) and aircraft support services to government and civil organizations worldwide. Bristow’s strategically located global fleet supports operations in the North Sea, Nigeria and the U.S. Gulf of Mexico; as well as in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad. Bristow provides SAR services to the private sector worldwide and to the public sector for all of the U.K. on behalf of the Maritime and Coastguard Agency. To learn more, visit our website at www.bristowgroup.com.

Contact:

Global Media Relations

Adam Morgan

Director, Global Communications

+1 832.783.7927

Adam.morgan@bristowgroup.com

Reevemark

Paul Caminiti/Delia Cannan/Molly Curry

+1 212.433.4600

BristowGroup@reevemark.com

Investor Relations

Linda McNeill

Director, Investor Relations

+1 713.267.7622

Linda.mcneill@bristowgroup.com

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